Exhibit 99.1

Rice Energy Inc. to Acquire Marcellus Shale Gathering Assets for $110 Million

Canonsburg, Pennsylvania, February 12, 2014 – Rice Energy Inc. (NYSE: RICE) (the “Company”) today announced the execution of a purchase and sale agreement whereby Rice Poseidon Midstream LLC, a wholly owned subsidiary of the Company, has agreed to acquire gathering assets in eastern Washington and Green Counties, Pennsylvania, from M3 Appalachia Gathering LLC, a wholly owned subsidiary of M3 Midstream LLC, for $110 million in cash, subject to customary purchase price adjustments.

The assets to be acquired consist of a 28-mile, 6”-16” gathering system in eastern Washington County, Pennsylvania (the “northern system”), and permits and rights of way in Washington and Greene Counties, Pennsylvania, necessary to construct an 18-mile, 30” gathering system connecting the northern system to the Texas Eastern pipeline (the “southern system”). The northern system is supported by long-term contracts with acreage dedications covering approximately 20,000 acres from third parties. Once fully constructed, the acquired systems are expected to have an aggregate capacity of over 1 Bcf/d.

“The M3 Appalachia transaction represents a unique opportunity for Rice that is consistent with our strategic focus of proactively investing in our midstream to facilitate our upstream growth,” said Daniel J. Rice IV, Chief Executive Officer of the Company. “In addition to acquiring a strategic gathering system supported by third-party contracts, the footprint of the northern system provides us with the opportunity to accelerate development drilling and strengthen our leasing efforts in a key operational area. We believe that this acquisition will also allow us to expedite the construction and in-service date of our pipeline to Texas Eastern, thereby further improving our Washington County takeaway plan.”

The transaction will have a March 1, 2014 effective date and is expected to close in March 2014, subject to customary closing conditions.

Rice Energy Inc. is an independent natural gas and oil company engaged in the acquisition, exploration and development of natural gas and oil properties in the Appalachian Basin.

This release includes “forward-looking statements” within the meaning of federal securities laws. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to: the consummation of the acquisition; the timing of construction, and ability to construct, the southern system; commodity price volatility;

inflation; lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas reserves and in projecting future rates of production, cash flow and access to capital, and the timing of development expenditures.

Contact:

Rice Energy

Gray Lisenby, Chief Financial Officer

(713) 579-5723